UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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QLOGIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
BOARD OF DIRECTORS
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE -- FISCAL 2008, 2009 AND 2010
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTANTS’ FEES
AUDIT COMMITTEE REPORT
RELATED PERSON TRANSACTIONS AND PROCEDURES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
STOCKHOLDER PROPOSALS
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS

QLOGIC CORPORATION
26650 Aliso Viejo Parkway
Aliso Viejo, CA 92656
(949) 389-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on August 26, 2010

To the Stockholders of QLogic Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of QLogic Corporation, a Delaware corporation, which will be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 26, 2010, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

1. To elect six directors to the Board of Directors to serve until our next Annual Meeting or until their successors have been elected and qualified;

2. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending April 3, 2011; and

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Stockholders of record of our common stock at the close of business on July 1, 2010, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and at any postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 26, 2010. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 28, 2010 are available electronically at http://ir.qlogic.com.

By Order of the Board of Directors

Michael L. Hawkins
Secretary

Aliso Viejo, California
July 22, 2010

YOUR VOTE IS IMPORTANT

Please vote by using the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to ensure your representation at the Annual Meeting. Your proxy card contains instructions for each of these voting options.

QLOGIC CORPORATION
26650 Aliso Viejo Parkway
Aliso Viejo, CA 92656
(949) 389-6000

PROXY STATEMENT

APPROXIMATE DATE PROXY MATERIALS FIRST SENT TO STOCKHOLDERS:
July 22, 2010

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of QLogic Corporation, a Delaware corporation, for the Annual Meeting of Stockholders to be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 26, 2010, and at any postponements or adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement. Unless the context otherwise requires, the terms “us,” “we,” “our,” “QLogic” and the “Company” include QLogic Corporation and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING

Q:	What information is included in these materials?

A:	This Proxy Statement includes information on the nominees for directors and the other matter to be voted on at the meeting. This Proxy Statement also includes information on the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q:	What am I being asked to vote on at the meeting?

A:	There are two matters scheduled to be voted on at the meeting:

(1) The election of six directors to the Board of Directors, each of whom will serve until our next Annual Meeting or until their successors are elected and qualified.

(2) The ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2011.

Q:	How does the Board recommend that I vote on each of these matters?

A:	Our Board of Directors recommends that you vote your shares:

• FOR each of the director nominees (FOR PROPOSAL ONE); and

• FOR ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2011 (FOR PROPOSAL TWO).

Q:	What classes of shares are entitled to vote?

A:	Each share of our common stock outstanding on July 1, 2010 (the “Record Date”) is entitled to one vote on each item being voted on at the Annual Meeting. On the Record Date, we had 110,103,282 shares of common stock outstanding.

Q:	What shares can vote?

A:	You can vote all of the shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Stockholder of Record — If your shares are registered in your name with our transfer agent, Computershare Investor Services, you are considered a stockholder of record with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner — If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker, bank or nominee as the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by one of the following methods:

• via the Internet,

• by telephone,

• by mail, or

• in person at the Annual Meeting.

If you own your shares in “street name,” that is, through a brokerage or bank account or in another nominee form, you must provide instructions to the broker, bank or nominee as to how your shares should be voted. Your broker, bank or nominee will usually provide you instructions at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker, bank or nominee.

Q:	Can I revoke my proxy?

A:	Yes. To revoke your proxy, you must do one of the following before the votes are cast at the meeting: (1) deliver a written notice of your revocation to our Corporate Secretary at our principal executive office, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, or (2) execute and deliver a later dated proxy. Alternatively, you can attend the meeting and vote in person. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee or, if you have obtained a proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return all proxies for each proxy card that you get in order to ensure that all of your shares are voted.

Q:	What is the quorum requirement for the meeting?

A:	For a “quorum” to exist at the Annual Meeting, stockholders holding a majority of the votes entitled to be cast by the stockholders entitled to vote generally must be present in person or represented by proxy at the Annual Meeting. There must be a quorum for any action to be taken at the Annual Meeting (other than postponements or adjournments of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the Annual Meeting.

Q:	What is the voting requirement for each of the above matters?

A:	QLogic has a majority voting standard for the election of directors. Directors are elected at each annual meeting by a majority of votes cast, meaning that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee for director receives more “against” votes for his or her election than “for” votes, the Board must consider that director’s resignation following a recommendation by the Nominating and Governance Committee. The majority voting standard does not apply, however, in a contested election. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the six nominees receiving the most votes will be elected.

With regard to the election to take place at the Annual Meeting, the Board intends to nominate the six persons identified as its nominees in this Proxy Statement. Each of the directors will be elected by a majority of the votes cast.

The proposal to ratify the appointment of KPMG LLP requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal.

Q:	How are abstentions and broker non-votes treated?

A:	In all matters other than the election of directors, abstentions have the same effect as votes “AGAINST” a matter. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2011, without a broker voting instruction card from the beneficial holder of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, absent a broker voting instruction card from the beneficial holder of such shares. Beginning this year, the election to the Board of Directors of the six nominees named in this Proxy Statement is considered a non-routine matter. Consequently, if you do not give your broker specific instructions by way of a broker voting instruction card, your shares will constitute broker non-votes and will not be voted with respect to the election of directors and will have no effect on the outcome, although they will count for purposes of determining whether a quorum exists.

Q:	How will the votes be counted?

A:	Your shares of common stock will be voted according to your directions on the proxy card. If you properly submit your proxy card or broker voting instruction card without selecting “FOR”, “AGAINST” or “ABSTAIN”, your shares will be voted in accordance with the recommendations of the Board of Directors (FOR all director nominees named in the Proxy Statement and FOR the other proposal).

Q:	Who will count the votes?

A:	We have appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to act as the inspector of election for the meeting. We believe Broadridge will use procedures that are consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

Q:	How will voting on any other business be conducted?

A:	We do not expect any matters to be presented for a vote at the meeting, other than the matters described in this Proxy Statement. If you grant a proxy, the officers named as proxy holders, H.K. Desai and Simon Biddiscombe, or their nominees or substitutes, will each have the discretion to vote your shares on any additional matters that are properly presented at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate or other candidates nominated by the Board of Directors.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the cost of soliciting the proxies. The solicitation of proxies may be made in person, by telephone, or by electronic communication by officers, directors and regular employees, who will not be paid additional compensation for these activities. We will send copies of the solicitation material to brokers, fiduciaries and custodians who will forward the material to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to the beneficial owners.

Q:	Are these proxy materials available electronically?

A:	Yes, this is an Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 26, 2010. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 28, 2010 are available electronically at http://ir.qlogic.com.

If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce QLogic’s printing and mailing costs, by signing up to receive your stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the Proxy Statement are available on the Internet, and you will be able to review those materials and submit your stockholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, visit https://www.icsdelivery.com/qlogic/index.asp. Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact Investor Relations, QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 1, 2010 concerning beneficial ownership by:

•	holders of more than 5% of QLogic’s common stock,

•	directors and nominees,

•	each of the named executive officers listed in the “Summary Compensation Table — Fiscal 2008, 2009 and 2010” on page 28, and

•	all directors and executive officers as a group.

The information provided in the table is based on QLogic’s records, information filed with the Securities and Exchange Commission (“SEC”) and information provided to QLogic, except where otherwise noted.

	Amount and
	Nature of Beneficial
Name	Ownership	Percent(1)

Wellington Management Company, LLP(2)	14,650,645	13.3%
The Vanguard Group, Inc.(3)	6,962,907	6.3%
H.K. Desai(4)	5,219,613	4.5%
Joel S. Birnbaum(5)	150,227	*
James R. Fiebiger(6)	262,550	*
Balakrishnan S. Iyer(7)	218,899	*
Kathryn B. Lewis(8)	44,900	*
George D. Wells(9)	293,195	*
Simon Biddiscombe(10)	101,823	*
Scott A. Genereux(11)	8,750	*
Roger J. Klein(12)	273,056	*
Perry M. Mulligan(13)	132,375	*
All Directors and Executive Officers as a group (11 persons)(14)	6,749,154	5.8%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Based upon 110,103,282 shares of common stock outstanding on July 1, 2010. The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any shares as to which the person or entity has the sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire on or before August 30, 2010 (60 days after July 1, 2010) through the exercise of any stock options, through the vesting of restricted stock units (“RSUs”) payable in shares, or upon the exercise of other rights. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the table.

(2)	Based on information contained in a report on Schedule 13G that Wellington Management Company, LLP (“Wellington”) filed with the SEC on February 12, 2010. Such filing indicates that Wellington does not have sole voting or sole dispositive power with respect to any shares. The Schedule 13G contained information as of February 12, 2010 and may not reflect current holdings of QLogic common stock. The address for Wellington is 75 State Street, Boston, Massachusetts 02109.

(3)	Based on information contained in a report on Schedule 13G that The Vanguard Group, Inc. (“Vanguard”) filed with the SEC on February 5, 2010. Such filing indicates that Vanguard has sole voting power with respect to 185,123 shares and sole dispositive power with respect to 6,796,884 shares. The Schedule 13G contained information as of February 5, 2010 and may not reflect current holdings of QLogic common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Includes 4,945,001 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010.

(5)	Includes 142,265 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010, and 2,377 shares issuable pursuant to restricted stock units that will vest on or before August 30, 2010.

(6)	Includes 246,938 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010, and 2,377 shares issuable pursuant to restricted stock units that will vest on or before August 30, 2010.

(7)	Includes 210,937 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010, and 2,377 shares issuable pursuant to restricted stock units that will vest on or before August 30, 2010.

(8)	Includes 42,938 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010, and 1,377 shares issuable pursuant to restricted stock units that will vest on or before August 30, 2010.

(9)	Includes 265,605 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010, and 2,377 shares issuable pursuant to restricted stock units that will vest on or before August 30, 2010.

(10)	Includes 87,500 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010.

(11)	Consists of 8,750 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010.

(12)	Includes 269,336 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010.

(13)	Consists of 132,375 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010.

(14)	Includes 6,391,458 shares which may be purchased pursuant to stock options that are exercisable on or before August 30, 2010, and 10,885 shares issuable pursuant to restricted stock units that vest on or before August 30, 2010.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors has nominated the following six persons to serve as our directors: (1) H.K. Desai, (2) Joel S. Birnbaum, (3) James R. Fiebiger, (4) Balakrishnan S. Iyer, (5) Kathryn B. Lewis, and (6) George D. Wells. If elected, each nominee will continue in office until our next Annual Meeting or until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. Currently, the authorized number of directors on our Board is six.

Voting Standard

Each of the nominees for director named above has consented to be named as a nominee in our Proxy Statement, and we expect that each of the nominees will be able to serve if elected. In the event that any of the nominees for director should become unable to serve if elected, it is intended that the persons named in the enclosed proxy, or their nominee or substitute, will vote your shares FOR the election of a substitute nominee as may be recommended by the Board of Directors.

Our Bylaws require that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In the case of an uncontested election, if a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, our Bylaws require each director nominee, prior to each election of directors at an annual meeting, to submit to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the Board determines to accept such resignation. In such circumstances, the Nominating and Governance Committee, composed entirely of independent directors (as detailed below in Board of Directors — Committees — The Nominating and Governance Committee), will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. QLogic will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, in a contested election. An election shall be deemed to be contested if, as of the 10th day preceding the date the notice of the meeting is first mailed for such meeting to the stockholders of the corporation, the number of nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the six nominees receiving the most votes will be elected.

With regard to the election to take place at the 2010 Annual Meeting, the Board intends to nominate the six persons identified as its nominees in this Proxy Statement.

The following table and paragraphs below set forth the names and certain information concerning the six nominees for election to our Board of Directors. This information includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the Board of Directors.

Nominee(1)	Position with QLogic	Age

H.K. Desai	Chairman of the Board and Chief Executive Officer	64
Joel S. Birnbaum(2)	Director	72
James R. Fiebiger(2)(4)	Director	68
Balakrishnan S. Iyer(3)(4)	Director	54
Kathryn B. Lewis(3)(4)	Director	59
George D. Wells(2)(3)(5)	Director	75

(1)	The Nominating and Governance Committee identifies candidates and recommends to the Board of Directors nominees for membership on the Board. Following the recommendation of the Nominating and Governance Committee, the Board of Directors selects the nominees for election as directors at the Annual Meeting.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

(5)	Lead Director for meetings of the independent directors.

Mr. Desai currently serves as our Chairman of the Board and Chief Executive Officer. He joined us in August 1995 as our interim Chief Executive Officer, President and Chief Technical Officer. Mr. Desai was subsequently promoted to President and Chief Executive Officer and became a director in January 1996, and became Chairman of the Board in May 1999. From May 1995 to August 1995, Mr. Desai was Vice President, Engineering (Systems Products) at Western Digital Corporation, a manufacturer of digital storage devices. From July 1990 until May 1995, Mr. Desai served as Director of Engineering, and subsequently Vice President of Engineering, for QLogic. From 2000 to 2007, he served as a director of Lantronix, Inc. Mr. Desai has been our Chairman of the Board and Chief Executive Officer for over ten years and brings to the Board his broad strategic vision for the Company. Mr. Desai also brings to the Board leadership, business and industry experience. As the sole member of management on our Board, he serves as the critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on our business.

Dr. Birnbaum has served as a director since February 2005. Dr. Birnbaum has served as a consultant in the technology industry since his retirement from Hewlett-Packard Company in 1999. From 1981 until his retirement in 1999, Dr. Birnbaum held several executive positions with Hewlett-Packard Company (“HP”), including Senior Vice

President for Research and Development and Director of HP Laboratories. Prior to this, Dr. Birnbaum spent 15 years at International Business Machines Corporation (“IBM”) where he last served as Director of Computer Sciences. Dr. Birnbaum has more than 40 years of experience in the technology industry and brings to the Board leadership, research and development and management experience gained from his executive positions at IBM and HP.

Dr. Fiebiger has served as a director since February 2000. Dr. Fiebiger was a consultant to the semiconductor and the electronic design automation industries from November 2004 to February 2008. From December 1999 until October 2004, Dr. Fiebiger was Chairman and Chief Executive Officer of Lovoltech, Inc., a fabless semiconductor company specializing in low voltage devices. Dr. Fiebiger served as Vice Chairman of GateField Corporation, a fabless semiconductor company, from February 1999 until the company was sold to Actel Corporation in November 2000. He served as GateField’s President and Chief Executive Officer from June 1996 until February 1999. From October 1993 until June 1996, he was Managing Director and Chairman of Thunderbird Technologies, Inc., a semiconductor technology licensing company. From December 1987 to September 1993, he was President and Chief Operating Officer of VLSI Technology, Inc. Dr. Fiebiger has also served as Senior Corporate Vice President and Assistant General Manager for Motorola’s Worldwide Semiconductor Sector. Dr. Fiebiger currently serves on the Board of Directors of Mentor Graphics Corp., Actel Corporation, Power Integrations, Inc. and Pixelworks, Inc. Dr. Fiebiger’s experience as an executive officer at companies in the semiconductor industry brings to our Board leadership, operating, strategic and management experience. His service on the boards of other public companies enables him to bring to our Board a well balanced view on corporate governance topics.

Mr. Iyer has served as a director since June 2003. From October 1998 to June 2003, Mr. Iyer was the Senior Vice President and Chief Financial Officer of Conexant Systems, Inc., a designer, developer and seller of semiconductor system solutions for communications applications. Prior to October 1998, Mr. Iyer served as the Senior Vice President and Chief Financial Officer of VLSI Technology, Inc. Mr. Iyer has held a number of senior finance positions at Advanced Micro Devices, Inc., a semiconductor company. Mr. Iyer currently serves on the Board of Directors of Conexant Systems, Inc., IHS Inc., Life Technologies Corp. (successor to Invitrogen Corporation), Power Integrations, Inc. and Skyworks Solutions, Inc. Mr. Iyer’s experience as an executive officer of companies in the technology industry brings to our Board leadership, strategic and financial experience. His experiences as a director at the public companies listed above provide the Board with significant financial expertise with specific application to our industry, as well as a broad understanding of corporate governance topics.

Ms. Lewis has served as a director since February 2008. Ms. Lewis is currently Vice Chairman of the Board of Directors of Share Our Selves, an organization that serves people at risk in Southern California. Until her retirement in 1998, Ms. Lewis held several executive positions with Western Digital Corporation. At the time of her retirement, she was the President and Chief Operating Officer of Western Digital’s Personal Storage Division. From 2002 to 2007, she served as a director of Lantronix, Inc. Ms. Lewis brings to the Board leadership, strategic and operational expertise within the computer storage industry from her senior executive officer positions at Western Digital. Her prior service on the board of another technology company also provides a valuable perspective on governance and financial issues.

Mr. Wells has served as a director since February 1994. Mr. Wells was President and Chief Executive Officer of Exar Corporation, a manufacturer of analog and mixed-signal integrated circuits, from June 1992 until he retired in October 1996. Before joining Exar, Mr. Wells served as President and Chief Operating Officer of LSI Corporation (formerly LSI Logic Corporation), a manufacturer of application-specific integrated circuits, for seven years. Mr. Wells’ experience as a senior executive officer of two companies in the technology industry brings to our Board his leadership, strategic, operational and management experience.

BOARD OF DIRECTORS

Meetings

The Board of Directors held eight meetings during the fiscal year ended March 28, 2010. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings of each committee on which the director was a member. Our directors are encouraged to attend our Annual Meeting each year. Five of the directors who stood for election at our 2009 Annual Meeting attended the Annual Meeting.

Director Independence

Our Board of Directors currently consists of six directors. Our Board of Directors has determined that all of its members (except for Mr. Desai) who held office during fiscal year 2010 are independent under the requirements set forth in The NASDAQ Stock Market listing standards.

Communications with Board of Directors

You may communicate with any director, the entire Board of Directors, or any committee of the Board, by sending a letter to the director, the Board or the committee addressed to: Board of Directors, c/o Lead Director — QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. The Lead Director or his designee will review all letters, categorize them, and forward them to the appropriate parties.

Board Leadership Structure; Executive Sessions of Our Independent Directors

The Company’s current Chairman of the Board is also the Company’s Chief Executive Officer (“CEO”). In addition, the Board has designated an independent Lead Director. The Board believes it is important to select its Chairman and the Company’s CEO in the manner it considers in the best interests of the Company at any given point in time. The members of the Board possess considerable business experience and in-depth knowledge of the issues the Company faces, and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company’s leadership structure to meet those needs. Accordingly, the Chairman and CEO positions may be filled by one individual or by two different individuals. The Board believes that the most effective leadership structure for the Company at this time is for Mr. Desai to serve as both our Chairman and CEO and to have an independent Lead Director (currently, Mr. Wells). Mr. Desai possesses an in-depth knowledge of the Company, the industry in which we conduct our business and the challenges we face gained through over 14 years of successful experience in leading the Company. The Board believes that these experiences and insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and business plans.

The independent directors have selected a Lead Director to promote the independence of the Board and appropriate oversight of management. Our independent directors meet without management present after each regularly scheduled board meeting (five times during fiscal year 2010). As the Lead Director, Mr. Wells is responsible for (i) establishing the agenda for the executive sessions held by our independent directors and acting as chair of those sessions, (ii) polling the other independent directors for agenda items both for regular board meetings and executive sessions of the independent directors and (iii) working with the Chairman of the Board and CEO on the agenda for regular board meetings.

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee.  Balakrishnan S. Iyer (Chairperson), Kathryn B. Lewis and George D. Wells are the current members of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of The NASDAQ Stock Market listing standards, and that Messrs. Iyer and Wells are “audit committee financial experts” as defined by rules adopted by the SEC. The Audit Committee held nine meetings during the fiscal year ended March 28, 2010. The Audit Committee operates under a written charter, which is available on our website at http://ir.qlogic.com. The Audit Committee selects, engages and reviews the performance of our independent auditors each year. In addition, the Audit Committee approves non-audit services and fees to be paid to the independent auditors. The Audit Committee reports to our Board of Directors with respect to auditing and accounting matters.

The Compensation Committee.  James R. Fiebiger (Chairperson), Balakrishnan S. Iyer and Kathryn B. Lewis are the current members of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of The NASDAQ Stock Market listing standards. The Compensation Committee held nine meetings during the fiscal year ended March 28, 2010. The Compensation Committee reviews the performance of our executive officers and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and stock-based compensation grants under our equity compensation plans. The Compensation Committee operates under a written charter, which is available on our website at http://ir.qlogic.com. For a description of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, please see the “Compensation Discussion and Analysis” below.

The Nominating and Governance Committee.  George D. Wells (Chairperson), Joel S. Birnbaum and James R. Fiebiger are the current members of the Nominating and Governance Committee. Our Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of The NASDAQ Stock Market listing standards. The Nominating and Governance Committee held five meetings during the fiscal year ended March 28, 2010. The Nominating and Governance Committee’s principal functions are to identify prospective director nominees and recommend to our Board of Directors nominees for membership on the Board of Directors, to develop and recommend to our Board of Directors the governance principles applicable to the Board of Directors, to oversee the assessment of our Board of Directors, to recommend to our Board of Directors nominees for each committee, and to establish and periodically review compensation for non-employee directors. The Nominating and Governance Committee evaluates the performance of each Board member individually, the Board as a whole, and each committee on an annual basis, and reviews this information with the full Board of Directors. Following that review, the Nominating and Governance Committee considers the effectiveness of each Board member individually, the Board as a whole, and each committee when deciding whether to re-nominate current Board members. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills, and expertise to oversee the Company’s business. The Nominating and Governance Committee expects normally to be able to identify from its own resources the names of qualified director nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees. Additionally, the Nominating and Governance Committee has in the past used and may continue to use the services of third party search firms to assist in the identification of appropriate candidates. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to the Secretary of the Company at our principal executive office in accordance with the procedures set forth below. The Nominating and Governance Committee operates under a written charter, which is available on our website at http://ir.qlogic.com. In addition, the Nominating and Governance Committee has adopted a Corporate Governance Policy that is available on our website at http://ir.qlogic.com.

A stockholder may submit the name of a director candidate for consideration by the Nominating and Governance Committee by writing to the Secretary of the Company at the address set forth on the cover of this Proxy Statement. The stockholder must submit the following information in support of the candidate: (a) the name, address and telephone number of the stockholder recommending the candidate; (b) a representation that the stockholder submitting the recommendation is a stockholder of record or beneficial owner of shares of stock of the Company; (c) the name and address of the candidate; (d) a description of any arrangement or understanding between the stockholder and the candidate and any other person or persons regarding the submission of the candidate’s name for consideration; (e) such other information regarding the candidate as the Company would be required to include in a proxy statement filed pursuant to the proxy rules of the SEC if the Board were to nominate the candidate for election as a director; (f) the consent of the candidate to be identified to the Board as a candidate for consideration and to be identified in the proxy; and (g) the agreement of the candidate to serve on the Board if elected. The Nominating and Governance Committee may request any additional information that it deems relevant in evaluating the background and experience of any candidate.

In evaluating a director candidate, the Nominating and Governance Committee will consider the candidate’s independence, character, corporate governance skills and abilities, business experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the board or its committees. The committee will use the same criteria in evaluating candidates suggested by stockholders as for candidates suggested by other sources.

Risk Oversight

Management has primary responsibility for identifying and mitigating risks to the Company, while our Board of Directors has overall responsibility for oversight of such risks, with a focus on the most significant risks facing the Company. At the beginning of each fiscal year, management and the Board jointly review the strategic goals of the Company and associated risks. Throughout the year, the Board and the committees to which the Board has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. For example, strategic and operational risks are presented and discussed at regularly-scheduled Board meetings and at presentations to the Board and its committees by executive management.

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•	The Audit Committee oversees our risk policies and processes relating to financial statements and financial reporting, as well as investment, capital structure and compliance risks, and the guidelines, policies and processes for monitoring and mitigating those risks.

•	The Compensation Committee oversees risks associated with the Company’s annual incentive plan, the compensation of executive management, and the effect the compensation structure may have on business decisions.

•	The Nominating and Corporate Governance Committee oversees risks related to the Company’s governance structure and the evaluation of individual board members and committees.

The Board’s risk oversight process builds upon management’s enterprise-wide risk assessment and mitigation processes, which include on-going monitoring of various risks including those associated with long-term strategy and business operations; regulatory and legal compliance; and financial reporting.

Executive Officer and Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to further align the interests of the Company’s named executive officers and directors with the interests of its stockholders.

The Company’s CEO is required to hold 15,000 shares of QLogic common stock and each other named executive officer is required to hold 5,000 shares of QLogic common stock. Named executive officers are required to achieve the applicable level of ownership within three years of the later of June 15, 2010 and the date the person was initially designated a named executive officer of the Company. Named executive officers are required to hold 25% of their shares acquired on vesting of restricted stock units (after deduction of shares for tax withholding) until the designated ownership guidelines are satisfied.

Outside directors are required to hold 5,000 shares of QLogic common stock and are required to achieve this level of ownership within three years of the later of June 15, 2010 and the date the person first became a non-employee member of the Board. Outside directors are required to hold 25% of their shares acquired on vesting of restricted stock units until the designated ownership guidelines are satisfied.

Compensation of Directors — Fiscal Year 2010

The following table presents information regarding the compensation earned during fiscal year 2010 by our non-employee directors. The compensation paid to Mr. Desai, who is also one of our employees, is presented below in the “Summary Compensation Table — Fiscal 2008, 2009 and 2010” and the related tables. Mr. Desai does not receive additional compensation for his service as a director.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or	Stock	Option	Non-Equity	Deferred
	Paid in	Awards	Awards	Incentive Plan	Compensation	All Other
Name	Cash ($)	($)(1)(2)(3)	($)(1)(2)(3)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Joel S. Birnbaum	50,000	33,363	61,947	—	—	—	145,310
James R. Fiebiger	66,000	33,363	61,947	—	—	—	161,310
Balakrishnan S. Iyer	77,500	33,363	61,947	—	—	—	172,810
Kathryn B. Lewis	67,500	33,363	61,947	—	—	—	162,810
George D. Wells	90,000	33,363	61,947	—	—	—	185,310

(1)	The amounts reported in Columns (c) and (d) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our non-employee directors during fiscal year 2010 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” on page 54 of QLogic’s Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on May 20, 2010.

(2)	The following table presents the number of unvested stock awards and the number of outstanding and unexercised option awards held by each of our non-employee directors as of March 28, 2010:

	Number of	Number of
	Unvested Restricted	Shares Subject to
	Stock Units	Outstanding
	(RSUs) as of	Options as of
Director	March 28, 2010	March 28, 2010

Joel S. Birnbaum	4,547	152,416
James R. Fiebiger	4,547	257,089
Balakrishnan S. Iyer	4,547	221,088
Kathryn B. Lewis	3,547	69,756
George D. Wells	4,547	275,756

(3)	As described below, we granted each of our non-employee directors who were elected at the 2009 Annual Meeting an award of 2,378 RSUs and an option to purchase 10,699 shares of common stock on August 20, 2009, the date of our 2009 Annual Meeting. On the grant date, each of these RSU awards had a value of $33,363 and each of these stock option awards had a value of $61,947. See footnote (1) for the assumptions used to value these awards.

Director Compensation

Compensation for non-employee directors is determined and periodically reviewed by the Nominating and Governance Committee, and during fiscal year 2010 consisted of a retainer, fees for attending meetings in excess of a specified number, and annual equity awards.

Annual Retainer Fees and Meeting Fees.  During fiscal year 2010 each of our non-employee directors received an annual retainer of $45,000 for serving as a member of the Board of Directors and additional annual retainer fees as set forth below for serving as a chairperson and/or a member of one or more committees of the Board of Directors. The annual fees described in this section were paid in equal quarterly installments.

Lead Director	$20,000
Audit Committee Chair	$25,000
Audit Committee member	$15,000
Compensation Committee Chair	$15,000
Compensation Committee member	$7,500
Nominating and Governance Committee Chair	$10,000
Nominating and Governance Committee member	$5,000

For each meeting of the Board of Directors in excess of nine per fiscal year, members of the Board of Directors are entitled to an additional fee of $1,500 for attendance in person and $750 for participation by telephone. For each Audit Committee meeting in excess of twelve per fiscal year, each Compensation Committee meeting in excess of ten per fiscal year, and each Nominating and Governance Committee meeting in excess of four per fiscal year, committee members (including committee chairs) are entitled to an additional fee of $1,000 for attendance in person and $500 for participation by telephone. During fiscal year 2010, there were eight meetings of the Board of Directors, nine meetings of the Audit Committee, nine meetings of the Compensation Committee, and five meetings of the Nominating and Governance Committee.

Directors who are employees of QLogic receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at all Board and committee meetings.

The Nominating and Governance Committee reviewed the cash compensation for non-employee directors in June 2010 and made the following changes, effective October 1, 2010. The annual retainer for serving as a member of the Board of Directors was increased to $49,000, and the additional annual retainer fees for serving as a chairperson or a member of the Compensation Committee were increased to $18,000 and $10,000, respectively. In addition, the threshold number of Nominating and Governance Committee meetings was increased from four to six per fiscal year. No other changes were made to the retainers, fees or meeting thresholds set forth in the preceding paragraphs.

Stock Awards.  The Board of Directors has adopted a director grant program under the QLogic Corporation 2005 Performance Incentive Plan, as amended (the “2005 Plan”), which provides for grants to our non-employee directors to be determined by reference to the equity compensation for non-employee directors of our peer group of companies, with grants made at the 2009 Annual Meeting targeted at the 75th percentile of the peer group. The peer group of companies is the same peer group used by the Compensation Committee to evaluate executive compensation. The director grant program is intended to more closely align non-employee director compensation with the philosophy used in establishing compensation for our executive officers.

Under the director grant program, the number of equity securities granted to each non-employee director reelected at the 2009 Annual Meeting was generally determined as follows:

•	The value of equity securities awarded to non-employee directors of each of the peer group companies was determined (with options being valued using a Black-Scholes model), with a separate determination made of the value of equity securities awarded to non-employee directors serving as Chairman of the Board of a peer company. Target values at the 75th percentile of the peer group were then determined for non-employee directors generally and for the Chairman of the Board.

•	The target values so determined were allocated so that 35% of the value was delivered in the form of restricted stock units and 65% of the value was delivered in the form of nonqualified stock options (valued using a Black-Scholes model used by the Company in valuing its options for financial statement purposes).

The director grant program also provides that grants made to non-employee directors upon their initial election or appointment to the Board of Directors are determined in a similar manner, with a target value determined at the 75th percentile of the grants made by the peer group to their newly elected or appointed non-employee directors and then allocated 100% to a non-qualified stock option grant in the case of the initial grant (as opposed to the allocation of 35% to a restricted stock unit award and 65% to a nonqualified stock option grant in the case of the annual grants).

The per share exercise price of each option granted to our non-employee directors equals the fair market value of a share of our common stock on the grant date. For these purposes, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date. These stock options have maximum ten-year terms and generally become exercisable in annual installments over a three-year period following the date the option is granted if the director to whom the option is granted is still a member of our Board of Directors on the applicable vesting date. The RSUs are subject to the same vesting schedule as the options and are settled in an equivalent number of shares of common stock upon vesting.

The Board of Directors or a designated committee of the Board has the discretion to modify the program for determining award grants for non-employee directors from time to time without stockholder approval.

On August 20, 2009 (the date of the 2009 Annual Meeting), in accordance with the director grant program provisions described above, we granted an option to purchase 10,699 shares of common stock at a per share exercise price of $14.03 and an award of 2,378 RSUs to each of Messrs. Birnbaum, Fiebiger, Iyer and Wells, and to Ms. Lewis.

In June 2010, the Nominating and Governance Committee reviewed the director grant program for non-employee directors and made the following changes. Equity award grants to non-employee directors made at the Annual Meeting, including the 2010 Annual Meeting, or made upon a non-employee director’s initial election or appointment to the Board of Directors, will be targeted at the 65th percentile of the peer group (as opposed to the 75th percentile target that was used in 2009). In addition, each annual equity award grant will vest as to the total number of shares of common stock subject to the award upon the earlier of (i) the day prior to the annual meeting of the Company’s stockholders that occurs in the calendar year following the calendar year in which the award is granted or (ii) the first anniversary of the date of grant. The three-year vesting schedule described above will continue to apply to initial equity grants to newly elected or appointed non-employee directors.

The Nominating and Governance Committee has established target values under the director grant program as amended in June 2010 for grants of restricted stock unit awards and nonqualified stock options to be made to non-employee directors who are reelected at the 2010 Annual Meeting. The target value for the grants to continuing non-employee directors is $115,000 (which the committee determined was at the targeted 65th percentile of the peer group). The target amount will be allocated 35% to restricted stock units and 65% to nonqualified stock options. The exact number of shares to be subject to each restricted stock unit award and nonqualified stock option will be determined based on the closing price of our common stock on the date of the 2010 Annual Meeting and, in the case of the options, using a Black-Scholes model used by the Company in valuing its options for financial statement purposes.

Vote Required for Proposal One

Each nominee receiving more votes for his or her election than votes against his or her election will be elected to our Board of Directors to serve until our next Annual Meeting or until their successors are elected and qualified, or until the earlier of the director’s death, resignation, removal or retirement. This required vote is described further above under the section entitled “Proposal One — Election of Directors — Voting Standard.” Proxies cannot be voted for more than six nominees for director. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy, or their nominee or substitute, intend to vote at the meeting for the election of the six director nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

EXECUTIVE OFFICERS

The following table and paragraphs set forth the names of and certain information concerning our current executive officers:

Name	Position with QLogic	Age

H.K. Desai	Chairman of the Board and Chief Executive Officer	64
Simon Biddiscombe	Senior Vice President and Chief Financial Officer	43
Scott A. Genereux	Senior Vice President, Worldwide Sales and Marketing	47
Roger J. Klein	Senior Vice President and General Manager, Host Solutions Group	59
Perry M. Mulligan	Senior Vice President, Worldwide Operations	52
Jesse L. Parker	Vice President and General Manager, Network Solutions Group	39

For information on the business background of Mr. Desai, see “Proposal One — Election of Directors” above.

Mr. Biddiscombe joined us in April 2008 as our Senior Vice President and Chief Financial Officer. Mr. Biddiscombe served as Senior Vice President, Chief Financial Officer and Treasurer of Mindspeed Technologies, Inc., a semiconductor company, from June 2003 until April 2008, and as Secretary from April 2004 until April 2008. Mr. Biddiscombe previously served as the Vice President, Finance, and Controller of the internet infrastructure business of Conexant Systems, Inc. from December 2000 to June 2003. He was the Senior Vice President and Chief Financial Officer from May 1999 to December 2000 and the Chief Operating Officer from May 2000 to December 2000 of Wyle Electronics, a distributor of semiconductor products.

Mr. Genereux joined us in February 2009 as Senior Vice President, Worldwide Sales and Marketing. From February 2008 until January 2009, Mr. Genereux was Senior Vice President of Worldwide Sales, Marketing and Support at DataDirect Networks. Prior to 2008, Mr. Genereux spent 17 years in strategic sales, marketing and support roles for Hitachi, Ltd.’s Data Systems unit, serving most recently as Senior Vice President of Worldwide Sales, Marketing and Support.

Mr. Klein joined us in February 2001 and has held a variety of field marketing and business unit marketing positions. He was promoted to Vice President, General Manager, Computer Systems Group in August 2006, to Vice President, General Manager, Host Solutions Group, in February 2007, and to Senior Vice President and General Manager, Host Solutions Group, in May 2009. From 1997 to January 2001, Mr. Klein held various positions at CMD Technology, most recently as Vice President, Marketing. Prior to 1997, Mr. Klein held various positions at Unisys Corporation and Burroughs Corporation.

Mr. Mulligan joined us in October 2007 as Senior Vice President, Worldwide Operations. From May 2004 to September 2007, Mr. Mulligan was Chief Procurement Officer and Senior Vice President of Materials for Solectron Corporation. From February 1998 to May 2004, Mr. Mulligan served in a variety of positions at Celestica, Inc., including Vice President of Customer Solutions and Vice President of Asia Sourcing. Prior to 1998, Mr. Mulligan held a number of management positions at Nortel Networks Corporation in the operations, information technology and materials management groups.

Mr. Parker joined us in May 2004 as Senior Director of Marketing, Switch Products Group, and was promoted to Vice President of Marketing, Switch Products Group in June 2005, Vice President, General Manager, Switch Products Group, in December 2006, and Vice President and General Manager, Network Solutions Group, in February 2007. Prior to May 2004, Mr. Parker was at Intel Corporation in various roles in engineering, marketing, investment strategies, and business development. Mr. Parker’s last role at Intel was Director of Marketing for the Intel Server Group.

Code of Ethics

We have adopted and implemented a Business Ethics Policy (the “Code of Ethics”) that applies to all Company officers, employees and directors. The Code of Ethics operates as a tool to help our officers, employees and directors understand and adhere to the high ethical standards we expect. The Code of Ethics is available on our website at http://ir.qlogic.com. Stockholders may also obtain copies at no cost by writing to the Secretary of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for fiscal year 2010. These individuals are listed in the “Summary Compensation Table — Fiscal 2008, 2009 and 2010” below (the “Summary Compensation Table”) and are referred to in this Proxy Statement as the “named executive officers.” The discussion below describes our procedures for setting compensation for our named executive officers generally.

QLogic Corporation’s 2010 Compensation Discussion and Analysis addresses the following topics:

•	Governance of Executive Officer Compensation Programs

•	Role of the Compensation Committee

•	Executive Compensation Philosophy and Framework

•	Compensation Objectives

•	Risk Considerations

•	Total Compensation/Tally Sheets

•	Process for Evaluating Executive Officer Performance and Compensation

•	Compensation Benchmarking

•	Individual Performance

•	Executive Officer Compensation Decisions for Fiscal Year 2010

•	Base Salary

•	Annual Cash Incentive

•	Equity Compensation: Overview

•	Equity Compensation: Fiscal Year 2010 Awards

•	Mix of Pay for Fiscal Year 2010

•	Benefits and Perquisites

•	Post-Employment Obligations

•	Other Considerations

•	Equity Ownership Guidelines

•	Clawback Provision

•	Tax Considerations

Governance of Executive Officer Compensation Programs

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs.

The Compensation Committee has the following primary responsibilities:

•	Review and approve on an annual basis the Company’s compensation strategy to help ensure that executives are appropriately rewarded based on their performance.

•	Review and approve on an annual basis goals and objectives relevant to executive compensation and evaluate performance in light of those goals and objectives.

•	Determine on an annual basis the amount, form and terms of compensation for the Chief Executive Officer of the Company.

•	Review and approve salaries, incentives and other matters relating to compensation of the executive officers of the Company.

•	Review and approve grants of stock options, restricted stock units and other equity incentives to our executive officers.

•	Review and approve grants of stock options, restricted stock units and other equity incentives to other eligible individuals in the Company’s service.

•	Review with the Board matters related to management performance and compensation.

The Compensation Committee operates under a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is available on our website at http://ir.qlogic.com.

Each person who served on the Compensation Committee during fiscal year 2010 met The NASDAQ Stock Market’s requirements for independence as well as the applicable independence requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code.

Executive Compensation Philosophy and Framework

Compensation Objectives

Our executive compensation program is designed to achieve four primary objectives:

•	Support a strong pay-for-performance culture, which provides compensation tied directly to outstanding performance in achieving business objectives.

•	Attract, retain and motivate highly skilled executives who contribute to our long-term success.

•	Establish and reinforce the appropriate balance between achievement of short-term and long-term corporate goals.

•	Support long-term value creation for stockholders, by aligning the interests of our executive officers with the long-term interests of our stockholders.

We use a combination of base salary, annual cash incentive opportunity (which is based on Company and individual performance for the period), and participation in our equity program to achieve these objectives. Each of these components is discussed in greater detail below under “Executive Officer Compensation Decisions for Fiscal Year 2010.”

Risk Considerations

The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Our compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While the Company’s annual cash incentive plan focuses on achievement of annual goals, annual cash incentive awards are based on multiple Company and individual performance criteria as described below, including a design win component and other operational components which are important to the long-term success of the Company. The Compensation Committee believes that the annual cash incentive plan appropriately balances risk and the desire to focus employees on specific annual goals important to the Company’s success.

The majority of compensation provided to our executive officers is in the form of equity awards that align the interests of these employees with the interests of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price, and because grants are subject to long-term vesting schedules to help ensure that executive officers always have significant value tied to long-term stock price performance. The Company’s current practice is to grant executive officers a mix of 65% options and 35% restricted stock units. The Compensation Committee believes this mix provides an appropriate balance between the goals of increasing the price of the Company’s common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten the Company’s growth and stability (as restricted stock units are exposed to decreases in the Company’s stock price). In addition, the Company requires its executive officers to hold a minimum number of shares of the Company’s common stock under its stock ownership guidelines described above (see Board of Directors - Executive Officer and Director Stock Ownership Guidelines) to further discourage executives from taking risks that might impact the value of our stock.

Total Compensation/Tally Sheets

We believe we are fulfilling our compensation objectives and, in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy. Executive compensation is tied to both our performance and the performance of the individual executive and is structured to help ensure that there is an appropriate balance between our long-term and short-term performance, and also a balance between our operational and financial performance. The Compensation Committee believes the average target pay position relative to market described below and the relative pay mix of cash and equity compensation are reasonable and appropriate.

Compensation tally sheets for each of the named executive officers were prepared by the Compensation Committee’s consultant and reviewed by the Compensation Committee in fiscal year 2010. These tally sheets affixed dollar amounts to all components of the named executive officers’ compensation, including current pay (salary and annual cash incentive), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments. The Compensation Committee reviews tally sheets for named executive officers at least on an annual basis.

Process for Evaluating Executive Officer Performance and Compensation

In general, the process for making decisions relating to compensation for named executive officers begins prior to the end of the Company’s fiscal year, which falls on the Sunday closest to April 1st. During February or March of each year, the Compensation Committee will work with its independent compensation consultant to define the scope of the consultant’s engagement and to discuss any changes in information being requested by the Compensation Committee. During April and early May of each year, the Company finalizes financial information for the just completed fiscal year, and makes that information available to the Compensation Committee. During this same time period, the Compensation Committee receives competitive market data and reviews this data with its compensation consultant. The compensation consultant provides the Compensation Committee with a comparison of the current compensation (including base salary, annual cash incentive and equity) for each named executive officer to the market data. The Compensation Committee typically schedules an extended meeting in early May to review the Company’s actual performance against annual cash incentive plan objectives, to discuss individual executive performance and to discuss incentive plan payouts and base salaries. The Compensation Committee also discusses equity awards that may be granted to named executive officers. An additional meeting is held several weeks later at which the Compensation Committee typically makes final compensation decisions with respect to named executive officer compensation, including CEO compensation.

For fiscal year 2010, the Compensation Committee retained Compensia, LLC, an independent consulting company, to provide advice and information relating to executive compensation. Compensia assisted the Compensation Committee in the evaluation of executive base salary, annual cash incentive and equity incentive levels. Compensia reports directly to the Compensation Committee. From time to time, the Compensation Committee may direct its compensation consultant to work with our Human Resources Department on matters such as: (i) recommendation to the Compensation Committee of the companies that will serve as the Company’s peer group for purposes of benchmarking the Company’s executive compensation levels (as discussed below); (ii) analysis of our executive compensation programs and levels relative to our peer group companies; and (iii) advising on the design of cash-based incentives and equity awards for our executive officers. During fiscal year 2010, except for the consulting services provided to the Compensation Committee, Compensia did not perform any other consulting services for the Company or its management.

Compensation Benchmarking

For fiscal year 2010, the Compensation Committee examined the compensation practices of a peer group of individual companies identified below and also used three industry surveys to assess the competitiveness of executive officer compensation practices and levels. The peer group of individual companies and the three surveys are collectively referred to in this discussion as the “market.” The fiscal year 2010 peer group of 16 companies included primarily semiconductor and storage device companies that the Compensation Committee considered to be similar to the Company in business strategy or represented business or labor market competitors, including smaller and larger companies. The surveys used in the analysis were compensation surveys that focus on high technology companies. Generally, the Compensation Committee does not focus on any particular company used in these surveys (except those companies identified below as peer companies). The Compensation Committee uses multiple sources of benchmarking information to more accurately map compensation benchmarking data by position in the market to positions at the Company.

The peer companies used by the Compensation Committee for its comparison in fiscal year 2010 were as follows:

3Com Corporation	Adaptec, Inc.	Applied Micro Circuits Corporation
Broadcom Corporation	Brocade Communications Systems, Inc.	Conexant Systems, Inc.
Dot Hill Systems Corporation	Emulex Corporation	Extreme Networks, Inc.
LSI Corporation	Marvell Technology Ltd.	Mellanox Technologies, Ltd.
Mindspeed Technologies, Inc.	NetApp, Inc.	PMC — Sierra, Inc.
Western Digital Corporation

The peer group is reviewed annually by the Compensation Committee and adjustments are made as necessary to help ensure the group continues to properly reflect the market in which we compete for talent.

The Compensation Committee believes that the peer group companies form a reasonable basis for benchmarking executive officer compensation. The following chart reflects QLogic’s percentile comparison with the peer group in May 2009, at the time the benchmarking data was reviewed by the Compensation Committee:

Comparison Metric	QLogic Percentile vs. Peers

Revenue (last four quarters)	54.2%
Net Income (last four quarters)	69.1%
Revenue per Employee	94.0%
Market Capitalization	58.5%

Our strategy for executive officer compensation has been to examine market compensation practices and target the 45th to 55th percentile of the market for base salary, the 50th to 60th percentile for total cash compensation (base salary plus annual cash incentive), and the 75th percentile for equity compensation. We believe that our weighting of equity compensation aligns the interests of our executive officers with those of our stockholders in order to achieve and sustain long-term stock price growth. Information on the actual compensation levels for our named executive officers as compared with the market data is presented below under “Executive Officer Compensation Decisions for Fiscal Year 2010” for each of these components. After reviewing the burn rate for fiscal year 2010 in May 2010, the Compensation Committee adjusted the targeted long-term equity incentives for named executive officers (and other participants in our equity incentive plans) from the 75th percentile to the 65th percentile of our market for fiscal year 2011 equity awards.

The Compensation Committee retains the discretion to approve compensation levels for individual executive officers above and below the target levels identified above, based on the Compensation Committee’s subjective assessment of the executive’s individual performance, experience in the position, and consistency of performance, as well as our financial performance.

Individual Performance

As noted above, the Compensation Committee considers “individual performance” by the named executive officers when making its compensation decisions in addition to benchmarking compensation levels against the market. The Compensation Committee assesses each executive’s individual performance in making adjustments to base salary, determining annual cash incentives and granting equity awards to the named executive officers. Because the base salary adjustments and equity awards are typically made in May or June of each year, and our fiscal year typically begins around April 1, the Compensation Committee considers each executive’s individual performance in light of objectives established for that executive for the prior fiscal year in making base salary changes and equity awards for the current fiscal year. For example, the Compensation Committee made decisions on fiscal year 2010 (March 30, 2009 to March 28, 2010) base salary adjustments and equity awards in May 2009 by considering the executive’s individual performance objectives for fiscal year 2009 (March 31, 2008 to March 29, 2009). In the case of the annual cash incentive, the Compensation Committee considers the “individual performance objectives” from the fiscal year to which the incentive payment applies, although the decision is typically made in May or June of the following fiscal year. For fiscal year 2010, the Compensation Committee made decisions on the annual cash incentive in May 2010 (our fiscal year 2011), but the payments were applicable to fiscal year 2010 and were based upon achievement against specified objectives, including “individual performance” objectives, during fiscal year 2010, which ended on March 28, 2010.

Determining “individual performance” for each of the named executive officers is not a mathematical calculation in which each individual performance objective is given equal weight. The determination of individual performance is a subjective determination by the Compensation Committee (taking into account the recommendations of Mr. Desai with respect to the individual performance of the named executive officers, other than himself) as to whether the executive officer has substantially achieved the stated objectives or has over performed or under performed with respect to certain objectives that are deemed to be important to the success of the Company.

The individual performance objectives for the Chief Executive Officer and other named executive officers included both operational objectives and strategic objectives for both fiscal year 2009 and fiscal year 2010. The Compensation Committee establishes individual performance objectives for Mr. Desai, and Mr. Desai establishes individual performance objectives for each of the other named executive officers. These objectives are designed to support the overall corporate goals and strategies of the Company.

For fiscal year 2009, the Compensation Committee established individual performance objectives for Mr. Desai that covered a number of areas, including supply chain improvement objectives, business development objectives, information technology (“IT”) project objectives, and recruitment and retention of technical and management talent objectives. For fiscal year 2010, Mr. Desai’s individual performance objectives included establishing leadership in emerging technologies, restructuring of certain support organizations, merger and acquisition activity, and management development and succession planning.

For fiscal year 2009, Mr. Biddiscombe’s individual performance objectives included financial reporting objectives, improving efficiency in certain accounting areas, development and management goals for investor relations, and internal audit management goals. For fiscal year 2010, Mr. Biddiscombe’s individual performance objectives included internal audit management objectives, investor relations objectives, objectives to improve efficiency in certain accounting areas, financial reporting objectives, and IT automation objectives.

Mr. Genereux joined the Company in February 2009. For fiscal year 2010, Mr. Genereux’s individual performance objectives included a review and restructuring of the worldwide sales and marketing organizations, sales growth objectives for our switch products, and sales growth objectives for international markets.

For fiscal year 2009, Mr. Klein’s individual performance objectives included design wins in the emerging converged adapter market, timelines for introducing new products and product features, market share goals, management of end-of-life products, reductions in cost of goods sold, and customer satisfaction objectives. For fiscal year 2010, Mr. Klein’s individual performance objectives included achieving revenue shipments at top customers for our new converged adapter products, design win objectives for new and emerging markets, timelines for introducing new and enhanced products, and integration of the acquired business of NetXen, Inc.

For fiscal year 2009, Mr. Mulligan’s individual performance objectives included on-time delivery performance objectives, product quality objectives, supply chain development objectives, IT infrastructure objectives, customer satisfaction objectives, and cost reduction objectives. For fiscal year 2010, Mr. Mulligan’s individual performance objectives included on-time delivery performance objectives, financial performance objectives, product quality objectives, and customer satisfaction objectives.

Executive Officer Compensation Decisions for Fiscal Year 2010

As we started fiscal year 2010, the world was well into a major economic recession which adversely impacted companies worldwide. While the Company had performed well during fiscal year 2009, it was clear early in fiscal year 2010 that the worldwide economic conditions would adversely impact the Company during fiscal year 2010. Against this backdrop, the Compensation Committee approved a number of changes to the compensation and benefits for named executive officers, including (i) elimination of base salary merit increases for fiscal year 2010; (ii) reduction of funding of annual cash incentives by 50% for fiscal year 2010; (iii) suspension of the Company’s 401(k) matching program; and (iv) reduction of the rate at which personal paid time off (PTO) was accrued. These changes were also implemented for most other employees at the Company. It was in this context that the Compensation Committee made base salary and equity decisions in May 2009.

As we completed fiscal year 2010, the world economic conditions appeared to have stabilized and the Compensation Committee felt that management had successfully navigated the Company through a very difficult economic environment. Several of the highlights for fiscal year 2010 considered by the Compensation Committee included (i) net revenues of $549.1 million; (ii) non — GAAP net income of $117.7 million or $1.00 per diluted share; (iii) cash generated from operations of $161.8 million; (iv) market share gains in our key Fibre Channel adapter market, to a 54.4% revenue market share for calendar year 2009 (based on Dell’Oro Group data); (v) a reduction of the Company’s effective tax rate; and (vi) extremely careful operating expense management during fiscal year 2010. It was in this context that the Compensation Committee made the annual cash incentive decisions in May 2010.

Base Salary

Base salaries are used to attract, motivate and retain highly qualified executives. Base salary, which is determined by the level of responsibility, experience in the position, expertise of the employee, and competitive conditions in the industry, is the primary fixed cash compensation component in the executive pay program.

The Compensation Committee believes that increases to base salary should reflect the individual’s performance for the preceding year and his or her pay level relative to similar positions in our market, as well as internal equity with respect to the rest of the executive team.

As noted above, the Compensation Committee suspended its normal process for reviewing base salaries of named executive officers in May 2009 and determined that the base salaries of the named executive officers for fiscal year 2010 would not be increased given the macroeconomic conditions facing the Company. The Compensation Committee believes that the base salaries for the named executive officers are appropriate to retain the management talent needed for the Company to operate its business.

The following table shows the annual base salaries for our named executive officers for fiscal year 2009 and fiscal year 2010 and the percentage increase.

	FY2009	FY2010	Percent
Named Executive Officer	Base Salary	Base Salary	Increase

H.K. Desai	$700,000	$700,000	0%
Simon Biddiscombe	$340,000	$340,000	0%
Scott A. Genereux	$300,000	$300,000	0%
Roger J. Klein	$290,000	$290,000	0%
Perry M. Mulligan	$310,000	$310,000	0%

The Compensation Committee’s compensation consultant advised the Compensation Committee that the base salary of Mr. Desai for fiscal year 2010 was approximately in the 75th percentile relative to the market and the base salaries of the other named executive officers for fiscal year 2010 were between approximately the 45th and 70th percentiles relative to the market.

Annual Cash Incentive

Our annual cash incentive program is a variable element of our executive compensation program designed to reward executives for achieving key operational and financial goals that we believe will provide the foundation for creating longer-term stockholder value. We use the annual cash incentive program to reward the contribution of the executive officers toward the achievement of key corporate objectives. Target incentive opportunities for fiscal year 2010 were 100% of base salary for Mr. Desai and 60% of base salary for the other named executive officers. The actual incentive amounts awarded to named executive officers may exceed the target incentives based on the Compensation Committee’s assessment of overall corporate performance and individual performance. In addition, the Compensation Committee retains the authority to award special bonuses based on achievement of specified objectives.

At the beginning of each year, the Board of Directors approves specific performance goals for the upcoming year for purposes of our annual cash incentive plan. In addition to traditional financial measures of corporate performance, such as revenue and profit performance, the Compensation Committee emphasizes other indicators of performance, including design wins, customer satisfaction and individual performance, and approves associated weightings. Individual business unit executives are also measured against specific business unit goals. The Compensation Committee believes that the design of the annual cash incentive plan is appropriate for driving the optimal mix of short-term and long-term goal achievement in an industry typified by long product development cycles.

The fiscal year 2010 plan included a minimum corporate revenue threshold. Payment of the annual cash incentive to the named executive officers was conditioned upon achieving the minimum revenue threshold.

For the Company’s named executive officers, the corporate and business unit component makes up 75% of the annual cash incentive opportunity, while the individual performance component makes up 25% of the annual cash incentive opportunity. The corporate and business unit component is further broken up into targets related to design wins, corporate/business unit revenue, corporate/business unit profit and customer satisfaction. The Compensation Committee approved the percent of goal achieved for each corporate and business unit goal for purposes of incentive plan payouts. The Compensation Committee believes that the objective revenue and profit targets set for incentive compensation can be achieved only if the Company performs well in a given fiscal year. While net revenue decreased in fiscal year 2010 from fiscal year 2009, the Compensation Committee believes that management performed exceptionally well in fiscal year 2010 in achieving major corporate objectives, in maximizing revenue in a very difficult macroeconomic environment and in carefully managing expenses to match the lower revenue.

The Compensation Committee determined that the corporate and business unit performance objectives for fiscal year 2010 were achieved at aggregate levels between 93% and 101% of target depending on the organization or business unit. As noted above, the Compensation Committee decided in May 2009 to reduce the funding of the annual cash incentive for each named executive officer by 50% for fiscal year 2010 given the macroeconomic conditions at the time of the decision. Mr. Desai presented his recommendations for incentive payments to executive officers (other than himself), based on their individual performance and the performance of the Company against the incentive plan objectives for fiscal year 2010. The Compensation Committee discussed and reviewed these recommendations, and approved incentive payouts to the named executive officers other than Mr. Desai as listed in the table below. At the same time, the Compensation Committee determined the incentive compensation for Mr. Desai, based upon corporate and individual performance.

The following table shows the annual cash incentive target opportunities and actual payouts for our named executive officers for fiscal year 2010.

	FY2010	FY2010
	Target	Actual
Named Executive Officer	Opportunity	Payout

H.K. Desai	$700,003	$375,000
Simon Biddiscombe	$204,011	$105,000
Scott A. Genereux	$180,012	$100,000
Roger J. Klein	$174,009	$100,000
Perry M. Mulligan	$180,994	$100,000

The Compensation Committee determined fiscal year 2010 annual cash incentive payouts for named executive officers during May 2010.

The Compensation Committee’s compensation consultant advised the Compensation Committee that the approved annual cash incentive payments resulted in total cash compensation at approximately the 60th percentile relative to the market for Mr. Desai and between approximately the 35th and 50th percentiles for the other named executive officers.

Equity Compensation: Overview

Equity is a key element of executive compensation that aligns the interests of executive officers with stockholders. We use a combination of stock options and restricted stock units, which the Compensation Committee believes best supports the interests of our stockholders by balancing the dual objectives of long-term value creation for stockholders and retention of qualified key employees.

We believe that stock options are truly performance based in that executives do not receive any benefit unless the Company’s stock price increases (creating more stockholder value) after the option is granted. Restricted stock units have a greater retentive value compared to stock options, and the Compensation Committee believes their use is consistent with market practice. In addition to the Company’s equity stock option and restricted stock unit programs, the named executive officers are allowed to participate in the Company’s employee stock purchase plan on the same terms as other employees of the Company.

The Compensation Committee feels that long-term equity incentives should provide significant motivation and opportunity. Grants for named executive officers are generally targeted at the 75th percentile of our market. We believe this is an appropriate way to align the interests of our named executive officers with those of our stockholders in order to achieve and sustain long-term stock price growth.

We are sensitive to stockholder concerns about stock usage. As a consequence, management and the Compensation Committee have taken the following steps to manage the Company’s equity compensation program:

•	The Compensation Committee’s goal is to appropriately manage the annual rate of grants of stock-based awards to employees (referred to as the “burn rate”) to stay within burn rate guidelines established by proxy voting advisory firms, excluding awards assumed in connection with acquisitions or similar events. In general, the Compensation Committee will adjust the number of share awards issued from year-to-year based on performance, and to take into account market practices and the demands of competition for key talent.

•	In determining equity grant levels for individual executive officers, the Compensation Committee takes into account the executive’s individual performance against the goals established in the preceding year, the expected future contribution and long-term retention of the executive, the Company’s performance compared to the peer group and market data for equity awards to similar executive positions in the peer group. As noted above, grants for named executive officers were generally targeted at the 75th percentile of market for fiscal year 2010 awards.

•	After reviewing the burn rate for fiscal year 2010 in May 2010, the Compensation Committee adjusted the targeted long-term equity incentives for named executive officers (and other participants in our equity incentive plans) from the 75th percentile to the 65th percentile of our market for fiscal year 2011 equity awards. Our burn rate includes certain equity awards that are issued as part of the Company’s acquisition strategy. While these acquisition-related equity issuances have increased our burn rate in the short-term, our recent acquisitions have supported our corporate strategy in the emerging converged product markets, and increased the markets we can serve with our products. Please see the discussion below for more information on the acquisition-related retention awards.

•	Management and the Compensation Committee believe that in our industry a critical component of any acquisition or business combination involves putting in place proper incentives to assure the retention of key employees (particularly engineering employees) following completion of the transaction. The Company has typically tried to achieve this objective by issuing performance shares or restricted stock units to key employees of acquired businesses. These awards typically vest over a three to four year period after the acquisition date. The issuance of these acquisition-related retention awards has adversely affected the Company’s burn rate. During the last three fiscal years, the Company issued performance shares in connection with the acquisition of Pathscale, Inc. and issued restricted stock units in connection with the acquisition of NetXen, Inc. While these acquisition-related retention awards adversely affect our burn rate, management and the Compensation Committee believe that these awards were a crucial part of executing on our acquisition strategy.

Burn Rate

	Non-Adjusted	Adjusted
Fiscal Year	Burn Rate	Burn Rate(*)

2008	4.23%	4.02%
2009	4.87%	4.70%
2010	6.75%	5.53%
Three-year average	5.28%	4.75%

*	Adjusted burn rate excludes the acquisition-related retention awards issued in connection with the PathScale, Inc. and NetXen, Inc. acquisitions.

Equity Compensation: Fiscal Year 2010 Awards

For fiscal year 2010, approximately 65% of our named executive officers’ equity awards (as measured by value) were delivered in the form of stock options and the remainder were delivered in the form of restricted stock units.

The Compensation Committee granted fiscal year 2010 equity awards to our named executive officers in May 2009 as set forth in the following table:

	FY2010	FY2010
Named Executive Officer	Option Award	RSU Award
	(In shares)	(In shares)

H.K. Desai	370,000	89,600
Simon Biddiscombe	100,000	24,200
Scott A. Genereux(1)	50,000	13,500
Roger J. Klein	100,000	23,500
Perry M. Mulligan	100,000	23,500

(1)	Mr. Genereux joined the Company in February 2009.

As noted above, the Compensation Committee targeted the 75th percentile of the market during fiscal year 2010 for equity compensation to its named executive officers. The equity award levels set forth above were established by determining a dollar value for equity awards at the 75th percentile of the market for similarly situated executives. This dollar value was then adjusted on a subjective basis by the Compensation Committee by considering the individual performance of each named executive officer during fiscal year 2009 based on the individual performance objectives established for the executive as described above, the experience of each named executive officer and prior equity awards to each named executive officer. For the fiscal year 2010 award grants, none of these subjective considerations were material elements in the determination of final awards, except in the case of Mr. Genereux who at the time of the decision had only been with the Company a short time. Accordingly, the aggregate value of the equity awards granted to each executive (other than Mr. Genereux) for fiscal year 2010 did not materially deviate from the benchmark value of the 75th percentile for similarly situated executives in the market. The equity award value was then allocated approximately 65% to stock options and 35% to restricted stock units and converted into a number of shares based on the assumptions used in the Company’s financial reporting. This process resulted in the equity awards set forth above. The Compensation Committee believes that its equity awards to the named executive officers are appropriate in design and in amount to align the interests of the named executive officers with the interests of our stockholders and to offer a competitive compensation package to each named executive officer.

Mix of Pay for Fiscal Year 2010

For fiscal year 2010, the mix between base salary, annual cash incentive, and equity awards for our named executive officers was as follows:

		Approximate
Compensation Element	Primary Objectives	Relative Weight(1)

Base salary	Attract and retain high-performing and experienced executives	21%
Annual cash incentive	Motivate executives to achieve pre-established short-term performance objectives	8%
Equity awards	Align executives with stockholder interest to increase long-term value and retain executives	71%

(1)	Relative weight is fiscal year 2010 average for named executive officers. These figures represent the average percentage of the named executive officers’ actual compensation delivered for each component as a result of the benchmarking and other factors used by the Compensation Committee in its decision-making process identified throughout this “Compensation Discussion and Analysis.”

Benefits and Perquisites

Other than our 401(k) plan, we do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees. In general, our named executive officer benefit programs are the same as those available to all employees, with the exception of our executive physical program (which provides for an annual physical exam for each named executive officer paid for by the Company). The Company pays the regular monthly membership dues at a country club used by Mr. Desai, which is primarily used for business purposes. The benefits provided to each named executive officer in fiscal year 2010 are reported in the Summary Compensation Table below.

Post-Employment Obligations

During fiscal year 2007, we entered into a change in control severance agreement with Mr. Desai, and during fiscal year 2009 we entered into a change in control severance agreement with Mr. Biddiscombe in connection with the commencement of his employment with the Company. These agreements provide severance benefits to these executives should their employment with us terminate in certain circumstances in connection with a change in control of the Company.

Should the possibility of a change in control of the Company arise, the Compensation Committee believes that certain executives may be called upon to assess the potential transaction, advise the Board of Directors and management as to whether the transaction would be in the best interests of the Company and its stockholders and take such other actions as the Board might determine to be appropriate in addition to their regular duties. The Company believes that it is imperative that the Company and the Board be able to rely upon these executives to continue in their positions and carry out their duties without concern that they might be distracted by the personal uncertainties and risks created by the possibility of a change in control.

As described in more detail below under “Potential Payments Upon Termination or Change In Control,” the severance benefits under these agreements will be paid only if the executive’s employment is terminated by the Company without cause or by the executive with good reason during the period beginning six months before and ending 24 months after a change in control. These types of agreements are often referred to as “double trigger” agreements since both a change in control and a termination of employment must occur before any payment is due. The Company believes that it is appropriate, and serves the purpose of these agreements, to extend the protections provided by these benefits to employment terminations that occur a short time before a change in control, and/or occur as a result of materially adverse changes to the terms of the executive’s employment with the Company after a change in control.

These agreements also provide that the executive will be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide these executives with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for each executive without factoring in the adverse tax effects on the executive that may result from these excise taxes. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences they may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. We believe that this protection is a reasonable part of the compensation package for these executives and generally consistent with industry practice at the time these agreements were entered into, and that the level of severance benefits provided for under these agreements is reasonable. The Company annually assesses whether it would have incurred a tax “gross-up” obligation under either of these agreements had a change in control occurred on the last day of the applicable fiscal year, and to-date the Company estimates that no tax gross-up obligation would have been incurred under either agreement.

Other Considerations

Equity Ownership Guidelines

In June 2010, the Company adopted stock ownership guidelines to further align the interests of the Company’s named executive officers and directors with the interests of its stockholders. Please see “Board of Directors — Executive Officer and Director Stock Ownership Guidelines” above for more information.

Clawback Provision

In connection with the approval of the fiscal year 2011 annual cash incentive plan in May 2010, the Compensation Committee adopted a clawback provision that enables the Company to recoup payments under the annual cash incentive plan to the extent that payments were based on incorrect financial results that require a restatement of the Company’s financial statements from senior level employees whose fraud or misconduct was a material contributing factor to the financial restatement.

Tax Considerations

Federal income tax law prohibits publicly held companies from deducting compensation paid to certain of our executive officers that exceeds $1 million during the tax year unless it is based on achieving pre-established performance measures that are set by the Compensation Committee pursuant to a plan approved by the Company’s stockholders (“performance-based compensation”).

While the Compensation Committee considers the deductibility of compensation paid to its named executive officers, the Compensation Committee retains the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy, and the interests of stockholders. We therefore may pay compensation to our named executive officers that may not be deductible for Federal income tax purposes. The stock options granted under our stock plan are intended to meet the criteria for performance-based compensation;

however, restricted stock units that are subject only to time-based vesting requirements generally do not satisfy those requirements.

For fiscal year 2010, we believe that Mr. Desai was our only named executive officer whose compensation exceeded the deductibility limit of Federal income tax laws.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by The NASDAQ Stock Market listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

The Compensation Committee

James R. Fiebiger, Chair
Balakrishnan S. Iyer
Kathryn B. Lewis

The information contained in the above report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any future filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal year 2010. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended March 28, 2010.

SUMMARY COMPENSATION TABLE — FISCAL 2008, 2009 AND 2010

The following table presents information regarding compensation earned by or paid to our “named executive officers” for our fiscal years 2008, 2009 and 2010. The position set forth in the table for each person is his current position with us unless otherwise indicated.

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(1)	($)	($)	($)(2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

H.K. Desai,	2010	700,003	—	1,250,816	2,146,000	375,000	—	28,362 (3)	4,500,181
Chairman of the Board and	2009	700,003	—	1,134,450	2,084,303	715,000	—	35,569	4,669,325
Chief Executive Officer	2008	694,234	—	1,243,500	1,652,500	651,675	—	38,660	4,280,569
Simon Biddiscombe,	2010	340,018	—	337,832	580,000	105,000	—	740	1,363,590
Senior Vice President and	2009	319,093	30,000	301,200	599,740	195,000	—	9,750	1,454,783
Chief Financial Officer
Scott A. Genereux,	2010	301,750	—	188,460	290,000	100,000	—	796	881,006
Senior Vice President, Worldwide Sales and Marketing
Roger J. Klein,	2010	290,014	—	328,060	580,000	100,000	—	1,573	1,299,647
Senior Vice President and	2009	280,784	—	301,200	594,660	165,000	—	8,311	1,349,955
General Manager, Host Solutions Group	2008	244,246	—	149,220	264,400	150,000	—	7,890	815,756
Perry M. Mulligan,	2010	301,657	—	328,060	580,000	100,000	—	1,075	1,310,792
Senior Vice President, Worldwide Operations	2009	307,699	—	376,500	594,660	160,000	—	7,678	1,446,537

(1)	In accordance with recent changes in the SEC’s rules, the amounts reported in Columns (e) and (f) of the table above for fiscal year 2010 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our named executive officers during fiscal year 2010. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” on page 58 of our Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on May 20, 2010. The SEC’s rules previously required that we present stock award and option award information for fiscal years 2009 and 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to fiscal years 2009 and 2008 on a similar basis as the fiscal year 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past rules, the amounts reported in the table above for stock awards and option awards in fiscal years 2009 and 2008 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each named executive officer’s total compensation amounts for fiscal years 2009 and 2008 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(2)	This column consists of life insurance premiums and matching contributions to the QLogic Corporation Retirement Savings Plan (401(k) Plan) paid with respect to the named executive officer, and for fiscal year 2010, includes: (a) life insurance premiums paid by QLogic in the amount of $3,564 for Mr. Desai, $348 for Mr. Biddiscombe, $450 for Mr. Genereux, $1,239 for Mr. Klein and $718 for Mr. Mulligan; and (b) 401(k) Plan matching contributions, available to all employees, paid by QLogic in the amount of $673 for Mr. Desai, $392 for Mr. Biddiscombe, $346 for Mr. Genereux, $334 for Mr. Klein and $357 for Mr. Mulligan.

(3)	In addition to the amounts identified in footnote (2) above, this amount includes the payment by the Company of club membership dues for Mr. Desai in the amount of $24,125.

Compensation of Named Executive Officers

The Summary Compensation Table — Fiscal 2008, 2009 and 2010 above (the “Summary Compensation Table”) quantifies the value of the different forms of compensation earned by or awarded to our named executive officers for fiscal year 2010. The Summary Compensation Table includes fiscal year 2008 and 2009 information for those named executive officers who were also named executive officers in fiscal years 2008 and 2009. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual cash incentive, and long-term equity incentives consisting of RSU awards and stock options. Named executive officers also received the other benefits listed in the “All Other Compensation” column of the Summary Compensation Table, as further described in footnotes (2) and (3) to the table. We do not have employment agreements with our named executive officers.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal Year 2010” table below, and the accompanying description of the material terms of the RSU awards and stock options granted in fiscal year 2010, provide information regarding the equity incentives awarded to our named executive officers in fiscal year 2010. The “Outstanding Equity Awards at End of Fiscal Year 2010” and “Option Exercises and Stock Vested — Fiscal Year 2010” tables below provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth information regarding the plan-based awards that we granted during fiscal year 2010 to each of our named executive officers.

								All
								Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:		Fair
								Number	Number	Exercise	Value
		Estimated Potential Payouts			Estimated Potential Payouts			of	of	or Base	of Stock
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares	Securities	Price of	and
		Plan Awards			Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

H.K. Desai	N/A	—	700,003	—	—	—	—	—	—	—	—
	5/21/2009	—	—	—	—	—	—	—	370,000	13.96	2,146,000
	5/21/2009	—	—	—	—	—	—	89,600	—	—	1,250,816
Simon Biddiscombe	N/A	—	204,011	—	—	—	—	—	—	—	—
	5/21/2009	—	—	—	—	—	—	—	100,000	13.96	580,000
	5/21/2009	—	—	—	—	—	—	24,200	—	—	337,832
Scott A. Genereux	N/A	—	180,012	—	—	—	—	—	—	—	—
	5/21/2009	—	—	—	—	—	—	—	50,000	13.96	290,000
	5/21/2009	—	—	—	—	—	—	13,500	—	—	188,460
Roger J. Klein	N/A	—	174,009	—	—	—	—	—	—	—	—
	5/21/2009	—	—	—	—	—	—	—	100,000	13.96	580,000
	5/21/2009	—	—	—	—	—	—	23,500	—	—	328,060
Perry M. Mulligan	N/A	—	180,994	—	—	—	—	—	—	—	—
	5/21/2009	—	—	—	—	—	—	—	100,000	13.96	580,000
	5/21/2009	—	—	—	—	—	—	23,500	—	—	328,060

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table.

Description of Plan-Based Awards

Each of the equity awards reported in the “Grants of Plan-Based Awards in Fiscal Year 2010” table above was granted under, and is subject to, the terms of the 2005 Plan. The material terms of the non-equity incentive plan awards reported in the table are described in the “Compensation Discussion and Analysis” above.

Our Compensation Committee administers the 2005 Plan. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

If a change in control of the Company occurs (as determined under the 2005 Plan), each named executive officer’s outstanding awards granted under the plan will generally only become fully vested if (i) the Company dissolves or does not survive as a public company after the change in control transaction and (ii) the Compensation Committee does not provide for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, Messrs. Desai and Biddiscombe may be entitled to accelerated vesting of their outstanding equity-based awards upon a termination of employment in connection with a change in control of QLogic. The terms of this accelerated vesting are described below under “Potential Payments Upon Termination or Change in Control.”

Options

Each option reported in Column (j) of the “Grants of Plan-Based Awards in Fiscal Year 2010” table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our named executive officers under the 2005 Plan in fiscal year 2010 is subject to a four-year vesting schedule, with 25% vesting on the first anniversary of the grant date, and 6.25% vesting every three months thereafter for the remaining three years.

Once vested, each option granted to our named executive officers under the 2005 Plan will generally remain exercisable until its normal expiration date. Each of the options granted under the 2005 Plan to our named executive officers in fiscal year 2010 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in connection with a change in control, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment. The named executive officer will generally have three months to exercise the vested portion of the option following a termination of his employment. This period is extended to twelve months if the termination is a result of the named executive officer’s death or disability. For any termination by QLogic for cause, the option (whether vested or not) will terminate on the date of termination.

RSUs

Each RSU award reported in Column (i) of the “Grants of Plan-Based Awards in Fiscal Year 2010” table above was granted to our named executive officers under the 2005 Plan and is subject to a four-year vesting schedule, with twenty-five (25%) of the total number of RSUs vesting on each of the first, second, third and fourth anniversaries of the award date.

Upon vesting, QLogic will deliver to the named executive officer a number of shares of common stock equal to the number of RSUs subject to the award that have vested on the applicable vesting date, less any shares of common stock that may be withheld to satisfy the related minimum tax withholding obligations. Subject to any accelerated vesting that may apply in connection with a change in control, the unvested portion of any RSU award will immediately terminate upon a termination of the named executive officer’s employment.

Outstanding Equity Awards at End of Fiscal Year 2010

The following table presents information regarding the outstanding equity awards held by each of our named executive officers at the end of fiscal year 2010, including the vesting schedules for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
		Number of
	Number of	Securities				Number of
	Securities	Underlying				Shares or		Market Value of
	Underlying	Unexercised				Units of		Shares or Units
	Unexercised	Options		Option	Option	Stock That		of Stock That
	Options (#)	(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)*
(a)	(b)	(c)		(d)	(e)	(f)		(g)

H.K. Desai	900,000	—		31.99	6/21/10	30,000	(9)	604,800
	500,000	—		27.48	6/13/11	37,500	(10)	756,000
	180,000	—		17.22	7/25/11	45,000	(11)	907,200
	180,000	—		24.17	1/24/12	11,250	(12)	226,800
	600,000	—		21.69	6/13/12	89,600	(13)	1,806,336
	187,500	—		19.91	3/20/13
	562,500	—		24.26	6/20/13
	225,000	—		25.05	9/22/13
	225,000	—		25.42	12/22/13
	225,000			20.51	3/22/14
	196,876	—		14.28	6/4/14
	600,000	—		12.25	8/24/14
	225,000	—		16.48	12/5/15
	515,625	34,375	(1)	18.00	5/15/16
	171,875	78,125	(2)	16.58	6/1/17
	131,250	168,750	(3)	15.06	6/10/18
	30,625	39,375	(4)	15.39	6/16/18
	—	370,000	(5)	13.96	5/21/19
Simon Biddiscombe	43,750	56,250	(6)	16.10	4/22/18	15,000	(11)	302,400
	—	100,000	(5)	13.96	5/21/19	24,200	(13)	487,872
Scott A. Genereux	—	67,500	(7)	11.37	2/5/19	15,000	(14)	302,400
	—	50,000	(5)	13.96	5/21/19	13,500	(13)	272,160
Roger J. Klein	12,000	—		27.48	6/13/11	1,625	(9)	32,760
	900	—		17.22	7/25/11	4,500	(10)	90,720
	900	—		24.17	1/24/12	15,000	(11)	302,400
	20,000	—		21.69	6/13/12	23,500	(13)	473,760
	4,486	—		19.91	3/20/13
	18,000	—		24.26	6/20/13
	16,800	—		25.05	9/22/13
	18,000	—		25.42	12/22/13
	18,000	—		20.51	3/22/14
	16,000	—		16.48	12/5/15
	28,125	1,875	(1)	18.00	5/15/16
	27,500	12,500	(2)	16.58	6/1/17
	46,375	59,625	(3)	15.06	6/10/18
	—	100,000	(5)	13.96	5/21/19
Perry M. Mulligan	39,375	30,625	(8)	15.19	11/1/17	18,750	(11)	378,000
	46,375	59,625	(3)	15.06	6/10/18	23,500	(13)	473,760
	—	100,000	(5)	13.96	5/21/19

*	The dollar amounts shown in Column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $20.16 (the closing price of our Common Stock on the last trading day of fiscal year 2010).

(1)	The unvested portion of these awards is scheduled to vest in one quarterly installment on May 15, 2010.

(2)	The unvested portion of these awards is scheduled to vest in five quarterly installments, commencing on June 1, 2010.

(3)	The unvested portion of these awards is scheduled to vest in nine quarterly installments, commencing on June 10, 2010.

(4)	The unvested portion of this award is scheduled to vest in nine quarterly installments, commencing on June 16, 2010.

(5)	The unvested portion of these awards is scheduled to vest as to 25% of the award on May 21, 2010 and in twelve quarterly installments thereafter.

(6)	The unvested portion of this award is scheduled to vest in nine quarterly installments, commencing on April 22, 2010.

(7)	The unvested portion of this award is scheduled to vest in twelve quarterly installments, commencing on May 5, 2010.

(8)	The unvested portion of this award is scheduled to vest in seven quarterly installments, commencing on May 1, 2010.

(9)	The unvested portion of these awards is scheduled to vest in one annual installment commencing on June 1, 2010.

(10)	The unvested portion of these awards is scheduled to vest in two annual installments commencing on June 1, 2010.

(11)	The unvested portion of these awards is scheduled to vest in three annual installments commencing on June 10, 2010.

(12)	The unvested portion of this award is scheduled to vest in three annual installments commencing on June 16, 2010.

(13)	The unvested portion of these awards is scheduled to vest in four annual installments commencing on May 21, 2010.

(14)	The unvested portion of this award is scheduled to vest in three annual installments commencing on February 5, 2011.

Option Exercises and Stock Vested — Fiscal Year 2010

The following table presents information regarding the exercise of stock options by named executive officers during fiscal year 2010 and the vesting during fiscal year 2010 of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired	Realized on
Name	Exercise (#)	Exercise ($)(1)	on Vesting (#)	Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)

H.K. Desai	—	—	67,500	943,425
Simon Biddiscombe	—	—	5,000	69,350
Scott A. Genereux	22,500	127,579	5,000	83,650
Roger J. Klein	60,500	396,117	8,875	123,871
Perry M. Mulligan	—	—	6,250	86,688

(1)	The value realized upon exercise is the difference between the fair market value of QLogic’s common stock at the time the stock options were exercised and the option exercise price, multiplied by the number of stock options exercised.

(2)	The value realized on vesting is the closing market price of QLogic’s common stock on the date that the RSUs vest (or if the markets are closed on the date that the RSUs vest, the closing market price of QLogic’s common stock on the last day that the markets were open) multiplied by the number of RSUs that vest.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain named executive officers in connection with a termination of their employment with QLogic and a change in control of QLogic. As prescribed by the SEC’s rules, in calculating the amount of any potential payments to the named executive officer under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and change in control of QLogic) occurred on the last business day of fiscal year 2010 and that the price per share of our common stock is equal to the closing price as of that date. As described below, if the benefits payable to Mr. Desai and Mr. Biddiscombe in connection with a change in control would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), QLogic will make an additional payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have assumed that the named executive officers’ outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.

QLogic is a party to Change in Control Severance Agreements with Mr. Desai and Mr. Biddiscombe. In the event that Mr. Desai’s or Mr. Biddiscombe’s employment is terminated either by QLogic without “Cause” or by such executive for “Good Reason,” in either case within 6 months before or 24 months after a “Change in Control” of QLogic (as those terms are defined in the agreements), such executive will be entitled to severance pay that includes (1) a lump sum cash payment equal to, in the case of Mr. Desai, 2 times, and in the case of Mr. Biddiscombe, 1.5 times, the sum of (a) such executive’s base salary, plus (b) the greater of such executive’s maximum annual bonus for the year in which the termination occurs or the highest annual bonus paid to such executive for any one of the three preceding fiscal years; (2) payment to cover the cost of the premiums charged to continue medical and dental coverage for such executive and his family members pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to two years following the termination; and (3) should such executive’s benefits be subject to the excise tax imposed under Section 280G, a gross-up payment to such executive so that the net amount of such severance payment (after taxes) received by such executive is sufficient to pay the excise tax due. In addition, such executive’s equity-based awards, to the extent then outstanding and not otherwise vested, will generally become fully vested in connection with such a termination of employment. Payment of the foregoing severance benefits is conditioned upon the executive’s execution of a release of claims in favor of the Company upon the termination of his employment.

The following chart presents the Company’s estimate of the amount of the severance benefits to which each of Mr. Desai and Mr. Biddiscombe would be entitled under the Change in Control Severance Agreement if his employment terminated under the circumstances described above in connection with a change in control of the Company, and assuming for purposes of this illustration that the termination of employment occurred on March 28, 2010.

	Cash	Continuation of	Equity
	Severance	Health Benefits	Acceleration	Tax Gross Up	Total
Name	($)	($)	($)(1)	($)(2)	($)

H.K. Desai	2,900,000	30,584	7,997,517	—	10,928,101
Simon Biddiscombe	816,017	43,001	1,638,647	—	2,497,665

(1)	This column reports the intrinsic value of the unvested portions of each executive’s awards that would accelerate in these circumstances. For options, this value is calculated by multiplying the amount (if any) by which the closing price of the Company’s common stock on March 26, 2010 ($20.16) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying the closing price of the Company’s common stock on March 26, 2010 by the number of units subject to the accelerated portion of the award.

(2)	We estimate that the payment of the foregoing severance benefits to these executives would not have triggered excise taxes under Section 280G.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as our independent auditors for fiscal year 2011. KPMG LLP has served as our independent auditors since our inception. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required for Approval of Proposal Two

This matter is not required to be submitted for stockholder approval, but the Board of Directors, as a matter of good corporate practice, has elected to seek ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2011 by seeking the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR
INDEPENDENT AUDITORS FOR FISCAL YEAR 2011.

If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

PRINCIPAL ACCOUNTANTS’ FEES

In connection with the audit of the financial statements for the fiscal year ended March 28, 2010, QLogic entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG would perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

For the fiscal years ended March 28, 2010 and March 29, 2009, we incurred fees for services rendered by KPMG LLP in the following amounts:

	Fiscal Year	Fiscal Year
	2010	2009

Audit Fees	$1,401,000	$1,328,000
Audit-Related Fees	—	—
Tax Fees	91,000	189,000
All Other Fees	—	—

Tax Fees in fiscal years 2010 and 2009 consist of tax compliance and consulting, including international tax advice.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy provides that KPMG LLP is required to seek pre-approval by the Audit Committee (or a designated member of the committee) of all tax and other non-audit related services by providing a description of the services to be performed and specific fee estimates for each such service. In fiscal year 2010, all fees of KPMG LLP were pre-approved by the Audit Committee.

The Audit Committee has concluded that the performance by KPMG LLP of the above non-audit services is compatible with maintaining the independence of KPMG LLP.

AUDIT COMMITTEE REPORT

Management has primary responsibility for the Company’s financial statements and financial reporting process, including the Company’s system of internal accounting controls. The independent auditors are responsible for auditing the Company’s financial statements. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting controls, the independence and performance of the independent auditors and the performance of the internal auditors.

The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed such statements with management and the independent auditors. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations of the Securities and Exchange Commission and standards of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee also received from the independent auditors written disclosures as provided for in the requirements of the Public Company Accounting Oversight Board describing any relationships with the Company that may bear on the auditors’ independence and has discussed with the independent auditors their independence from the Company and its management. When evaluating independence, the Audit Committee considered whether the services of the independent auditors to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements were compatible with maintaining its independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

Based on the review and discussions noted above, and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 28, 2010, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence requirements of The NASDAQ Stock Market, and Messrs. Iyer and Wells are “audit committee financial experts” as defined by rules adopted by the Securities and Exchange Commission.

The Audit Committee

Balakrishnan S. Iyer, Chair
Kathryn B. Lewis
George D. Wells

The information contained in the above report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any future filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

RELATED PERSON TRANSACTIONS AND PROCEDURES

Pursuant to its written charter, the Audit Committee of the Board has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties, which includes any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members has, had or may have a direct or indirect material interest (a “Related Person Transaction”). During this process, Related Person Transactions are disclosed to all Board members. The Audit Committee intends to approve only those Related Person Transactions that are in the best interests of the Company and our stockholders. During fiscal year 2010, there were no transactions or series of related transactions to which the Company was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest as defined by SEC rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file various reports with the SEC and the National Association of Securities Dealers concerning their ownership and changes in ownership of our securities. Copies of these filings must be furnished to us. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year 2010, our directors, executive officers and 10% beneficial owners have complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain the following equity compensation plans:

•	QLogic Corporation 2005 Performance Incentive Plan

•	QLogic Corporation 1998 Employee Stock Purchase Plan

•	QLogic Corporation Stock Awards Plan

•	QLogic Corporation Non-Employee Director Stock Option Plan

Each of the plans identified above was approved by our stockholders. Although there are outstanding equity-based awards under the QLogic Corporation Stock Awards Plan and the QLogic Corporation Non-Employee Director Stock Option Plan, we are no longer authorized to issue new equity-based awards under either of these plans.

The following table sets forth, for these plans and other stock option grants, the number of shares of our common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 28, 2010:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to be				Under Equity
	Issued Upon Exercise of		Weighted-Average		Compensation Plans
	Outstanding Options,		Exercise Price of		as of March 28, 2010
	Warrants and Rights		Outstanding Options,		(Excluding Securities
Plan Category	as of March 28, 2010		Warrants and Rights		Reflected in Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders	26,712,450	(1)	$19.49	(2)	15,098,993	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	26,712,450		$19.49		15,098,993

(1)	Of these shares, 24,198,815 were subject to outstanding stock options and 2,513,635 were subject to outstanding awards of restricted stock units. This number does not include options outstanding under the 1998 Employee Stock Purchase Plan, as amended (the “ESPP”) for the offering period in progress on March 28, 2010 as the number of shares subject to those options is indeterminable until the end of the offering period. This number also does not include options to purchase an aggregate of 56,816 shares, at a weighted-average exercise price of $24.97, granted under plans assumed by the Company in connection with certain acquisition transactions. No additional awards may be granted under these assumed plans.

(2)	This calculation does not reflect options outstanding under the ESPP for the offering period in progress on March 28, 2010 as the exercise price of those options is not determinable until the end of the offering period and does not reflect the then-outstanding restricted stock units.

(3)	Of these shares, 13,003,778 were available for additional award grants under the 2005 Plan and 2,095,215 were available for additional purchases under the ESPP. The shares available for awards under the 2005 Plan are, subject to certain other limits of the 2005 Plan, generally available for any type of award authorized under the 2005 Plan including stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards, deferred stock awards, performance unit awards and other stock-based awards.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at our 2011 Annual Meeting and include it in our Proxy Statement with respect to that meeting should arrange for the proposal to be delivered to us at our principal place of business no later than March 24, 2011, which is 120 calendar days prior to the anniversary of the mailing date of this year’s Proxy Statement, in order to be considered for possible inclusion in the Proxy Statement for that meeting. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our Proxy Statement for our 2011 Annual Meeting is instead a reasonable time before we begin to print and mail the proxy materials for that meeting. Matters pertaining to such proposals, including the number and length, eligibility of persons entitled to have such proposals included, and other aspects, are regulated by the Securities Exchange Act of 1934, as amended, rules and regulations of the SEC, other laws and regulations, and our Bylaws, to which interested persons should refer. You may obtain a complete copy of our Bylaws without charge by submitting a written request to our Secretary at our principal executive office. Stockholders wishing to submit for consideration a possible board candidate should follow the procedures set forth under Board of Directors — Committees — The Nominating and Governance Committee.

If a stockholder wishes to present a proposal at our 2011 Annual Meeting and the proposal is not intended to be included in the Proxy Statement relating to such meeting, we must receive a written notice of the proposal no earlier than April 28, 2011 and no later than May 28, 2011 (provided, however, that if the 2011 Annual Meeting is held earlier than July 27, 2011 or later than November 4, 2011, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company) (the “Bylaw Deadline”). The written notice must contain the additional information required by our Bylaws. If you give notice of such a proposal after the Bylaw Deadline, you may not be permitted to present the proposal to the stockholders for a vote at the meeting.

Rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our Proxy Statement with respect to discretionary voting, which is June 7, 2011 for our 2011 Annual Meeting (the “Discretionary Vote Deadline”). If you give notice of such a proposal after June 7, 2011, the proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2011 Annual Meeting. Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our 2011 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at our 2011 Annual Meeting, and we believe that the proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the fiscal year ended March 28, 2010, including our audited consolidated financial statements and financial statement schedule, was mailed to our stockholders with this Proxy Statement. Upon request, we will provide you with an additional copy of our Annual Report on Form 10-K for fiscal year 2010 or this Proxy Statement. You should send your written requests to our Secretary, at QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended March 28, 2010 are also available at the Company’s website at http://ir.qlogic.com and from the SEC website, http://www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that the broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company’s agent, Broadridge, if you hold registered shares. You can notify Broadridge by sending a written request to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling Broadridge at (800) 542-1061.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the proposals described in this Proxy Statement. If you grant a proxy, the person(s) named as proxy holder, or their nominee or substitute, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees for director are not available, the proxy holder will vote your proxy for such other candidate or candidates nominated by the Board of Directors.

By Order of the Board of Directors

Michael L. Hawkins
Secretary

Aliso Viejo, California
July 22, 2010

STOCKHOLDERS ARE URGED TO VOTE BY INTERNET, BY TELEPHONE OR BY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

QLOGIC CORPORATION
ATTENTION: INVESTOR RELATIONS
26650 ALISO VIEJO PARKWAY
ALISO VIEJO, CA 92656
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26185-P97520	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
QLOGIC CORPORATION

The Board of Directors recommends a vote FOR the following proposals:

1.	ELECTION OF DIRECTORS
		For	Against	Abstain
Nominees:

	1a. H.K. Desai	☐	☐	☐

	1b. Joel S. Birnbaum	☐	☐	☐

	1c. James R. Fiebiger	☐	☐	☐

	1d. Balakrishnan S. Iyer	☐	☐	☐

	1e. Kathryn B. Lewis	☐	☐	☐

	1f. George D. Wells	☐	☐	☐	For	Against	Abstain

2.	RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS				☐	☐	☐

NOTE: In their discretion, on such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT – PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K is available at http://ir.qlogic.com.

M26186-P97520
QLogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders - August 26, 2010
H.K. Desai and Simon Biddiscombe, or either of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for all shares of common stock of QLogic Corporation held of record by the undersigned at the close of business on July 1, 2010 at the Annual Meeting of Stockholders to be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 26, 2010, and at any postponements or adjournments thereof, in connection therewith to vote all of the shares of common stock which the undersigned would be entitled to vote as directed on the reverse side.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.